KIRKLAND’S REPORTS THIRD QUARTER 2019 RESULTS

•	Net sales decreased 6.2% to $144.9 million

•	Comparable sales decreased 6.4%; e-commerce revenue up 25.9%

•	Loss per diluted share of $1.61; adjusted loss per diluted share of $0.58

NASHVILLE, Tenn. (December 5, 2019) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 39-week periods ended November 2, 2019.
Net sales for the 13 weeks ended November 2, 2019 decreased 6.2% to $144.9 million compared to $154.6 million for the 13 weeks ended November 3, 2018. Kirkland’s opened one store and closed no stores during the third quarter, bringing the total number of stores to 432 at quarter-end. Comparable store sales, including e-commerce sales, decreased 6.4% compared to an increase of 1.4% in the prior-year quarter. The decline in comparable store sales for the quarter was driven by a decline in store sales partially offset by an increase in e-commerce sales. Store sales were impacted by negative store traffic, which was partially offset by an improvement in conversion. E-commerce sales were driven by gains in traffic and conversion, partially offset by a decline in average ticket.
Gross profit declined from 30.2% to 27.7% of net sales for the 13 weeks ended November 2, 2019, driven by a decline in product margin. Total operating expenses, excluding depreciation and impairment charges, increased from 31.3% to 34.1% of net sales for the 13 weeks ended November 2, 2019, primarily due to increased advertising spend and the deleverage of payroll costs.
Net loss for the 13 weeks ended November 2, 2019 was $22.3 million, or $1.61 per diluted share, compared to a net loss of $2.8 million, or $0.18 per diluted share, for the 13 weeks ended November 3, 2018. Excluding asset impairment of $3.4 million, a tax valuation allowance of $11.3 million and severance charges, the adjusted loss for the 13 weeks ended November 2, 2019 was $8.1 million, or $0.58 per share (see unaudited non-GAAP measure reconciliation for details). For the 13 weeks ended November 3, 2018 adjusted net loss, excluding CEO transition costs and severance charges, was $2.0 million or $0.13 per share.
Net sales for the 39 weeks ended November 2, 2019 decreased 8.5% to $394.5 million compared to $430.9 million for the 39 weeks ended November 3, 2018. Kirkland’s opened five stores and closed one store during the first 39 weeks of fiscal 2019. Comparable store sales, including e-commerce sales, decreased 9.3% compared to a decrease of 0.3% in the prior-year period.
Net loss for the 39 weeks ended November 2, 2019 was $48.3 million, or $3.42 per diluted share, compared to a net loss of $10.4 million, or $0.66 per diluted share, for the 39 weeks ended November 3, 2018. Adjusted net loss, excluding asset impairment, severance charges and the establishment of a tax valuation allowance, for the 39 weeks ended November 2, 2019 was $30.3 million, or $2.15 per share. For the 39 weeks ended November 3, 2018 adjusted net loss, excluding CEO transition costs and severance charges, was $8.4 million or $0.54 per share.
“We are focused on strengthening the balance sheet and executing merchandising initiatives that we believe have the best potential to rejuvenate the top line and improve financial results,” said Woody Woodward, Chief Executive Officer. “We effectively managed the seasonal investments in the business during the third quarter, our traditional low point for cash, and we expect to end 2019 with lower inventory levels and positive net cash.”
“Trends remain challenging,” continued Mr. Woodward. “We are pleased with elements of our new assortments, and we are encouraged by e-commerce trends, which accelerated in the quarter, but there is clearly more work to do to address weak store traffic. We have adjusted our outlook to account for these trends, and we are working aggressively to address infrastructure, manage operating expenses and improve product costs.”

Forward Outlook
The Company now expects fiscal 2019 diluted earnings per share, on an adjusted basis, to be in the range of a loss of $1.75 to $2.00. Adjusted earnings exclude asset impairments, severance charges and the establishment of a tax valuation allowance. The range reflects continued pressure on revenue and gross margin as the Company moves forward on its various business improvement initiatives.

The Company’s strategic priorities include, but are not limited to, the following areas:

Merchandising:
Kirkland’s upgraded the quality of its assortment and added the new product categories tabletop, rugs and bedding. We will continue to evolve our merchandising and marketing to improve relevance and reinforce our value proposition with new and existing customers.

Omni-channel:
Growth in e-commerce revenue accelerated to an increase of 25.9% in the third quarter, and BOPIS now accounts for 27% of e-commerce revenues. We are working to elevate the online experience to drive top line sales growth, while improving overall profitability.

Infrastructure:
Kirkland’s has made progress working with landlords to achieve rent reductions across the store base that are expected to reduce lease costs in 2020 and beyond. In addition, the Company is continuing to review its store base and infrastructure to further align costs to a more profitable omni-channel model. The results of these initiatives may result in future store closures.

Capital:
Kirkland’s ended the third quarter of 2019 with approximately $4 million in cash and $25 million of borrowings on its $75 million revolving credit facility. We expect to end fiscal 2019 in a net positive cash position.

This performance outlook is based on current information as of December 5, 2019. The information on which this outlook is based is subject to change, and the Company may update its full year business outlook or any portion thereof at any time for any reason.

The Company’s expected range for adjusted diluted earnings per share set forth above is a non-GAAP financial measure and does not include certain charges and costs. Any adjustments to net loss in future periods are generally expected to be similar to the kinds of charges and costs excluded from adjusted net loss reported for prior periods. The exclusion of these charges and costs in future periods could have a significant impact on the Company’s adjusted net loss and adjusted diluted earnings per share. The Company is not able to provide a reconciliation of the Company’s non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Investor Conference Call and Web Simulcast
Kirkland’s will hold its earnings call for the third quarter later today at 9:00 a.m. ET. Participating on the call will be Steve Woodward, Chief Executive Officer, Mike Cairnes, President and Chief Operating Officer, and Nicole Strain, Chief Financial Officer. The number to call for the interactive teleconference is (412) 542-4163. A replay of the conference call will be available through Thursday, December 12, 2019 by dialing (412) 317-0088 and entering the confirmation number 10137102.
A live webcast of Kirkland’s quarterly conference call will be available online on the Company’s Investor Relations Page on December 5, 2019, beginning at 9:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.
Kirkland’s, Inc. is a specialty retailer of home décor in the United States, currently operating 432 stores in 37 states as well as an e-Commerce enabled website, www.kirklands.com.  The Company’s stores present a broad selection of distinctive merchandise, including holiday décor, furniture, art, fragrance and accessories, ornamental wall décor, decorative accessories, mirrors, lamps, textiles, artificial floral products, gifts, housewares, outdoor living items, frames and clocks.  The Company’s stores offer an extensive assortment of holiday merchandise during seasonal periods as well as items carried throughout the year suitable for gift-giving.  More information can be found at www.kirklands.com.
Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on March 29, 2019 and subsequent reports. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13-Week Period Ended	13-Week Period Ended
	November 2, 2019	November 3, 2018
Net sales	$144,936	$154,571
Cost of sales	104,800	107,918
Gross profit	40,136	46,653
Operating expenses:
Compensation and benefits	29,115	29,621
Other operating expenses	20,208	18,783
Depreciation (exclusive of depreciation included in cost of sales)	1,602	1,867
Asset impairment	3,392	—
Total operating expenses	54,317	50,271
Operating loss	(14,181)	(3,618)
Other expense (income), net	11	(155)
Loss before income taxes	(14,192)	(3,463)
Income tax expense (benefit)	8,114	(683)
Net loss	$(22,306)	$(2,780)
Loss per share:
Basic	$(1.61)	$(0.18)
Diluted	$(1.61)	$(0.18)
Shares used to calculate loss per share:
Basic	13,867	15,486
Diluted	13,867	15,486

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	39-Week Period Ended	39-Week Period Ended
	November 2, 2019	November 3, 2018
Net sales	$394,469	$430,924
Cost of sales	291,541	302,161
Gross profit	102,928	128,763
Operating expenses:
Compensation and benefits	83,333	83,490
Other operating expenses	54,998	54,067
Depreciation (exclusive of depreciation included in cost of sales)	5,177	5,405
Asset impairment	7,251	—
Total operating expenses	150,759	142,962
Operating loss	(47,831)	(14,199)
Other income, net	(405)	(625)
Loss before income taxes	(47,426)	(13,574)
Income tax expense (benefit)	921	(3,197)
Net loss	$(48,347)	$(10,377)
Loss per share:
Basic	$(3.42)	$(0.66)
Diluted	$(3.42)	$(0.66)
Shares used to calculate loss per share:
Basic	14,116	15,673
Diluted	14,116	15,673

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	November 2, 2019	February 2, 2019	November 3, 2018
ASSETS
Current assets:
Cash and cash equivalents	$4,202	$57,946	$23,837
Inventories, net	140,222	84,434	113,759
Prepaid expenses and other current assets	8,417	15,561	23,314
Total current assets	152,841	157,941	160,910
Property and equipment, net	96,096	110,823	115,275
Operating lease right-of-use assets	210,213	—	—
Deferred income taxes	944	1,703	1,255
Other assets	6,283	6,681	7,201
Total assets	$466,377	$277,148	$284,641

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$68,395	$48,170	$66,262
Income taxes payable	—	701	—
Accrued expenses	23,527	37,665	34,466
Operating lease liabilities	53,210	—	—
Total current liabilities	145,132	86,536	100,728
Deferred rent	—	51,871	53,944
Operating lease liabilities	206,789	—	—
Revolving line of credit	25,000	—	—
Deferred income taxes	—	—	27
Other liabilities	8,883	7,941	8,692
Total liabilities	385,804	146,348	163,391
Net shareholders' equity	80,573	130,800	121,250
Total liabilities and shareholders’ equity	$466,377	$277,148	$284,641

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	39-Week Period Ended	39-Week Period Ended
	November 2, 2019	November 3, 2018
Net cash (used in) provided by:
Operating activities	$(62,441)	$(20,819)
Investing activities	(12,759)	(25,025)
Financing activities	21,456	(10,475)
Cash and cash equivalents:
Net decrease	(53,744)	(56,319)
Beginning of the period	57,946	80,156
End of the period	$4,202	$23,837

Non-GAAP Financial Measures

To supplement our unaudited consolidated condensed financial statements presented in accordance with generally accepted accounting principles (“GAAP”), this earnings release and the related earnings conference call contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted loss and adjusted diluted loss per share. These measures are not in accordance with, and are not intended as alternatives to, GAAP. The Company uses these non-GAAP financial measures internally in analyzing our financial results and believes that they provide useful information to analysts and investors, as a supplement to GAAP measures, in evaluating our operational performance.

The Company defines EBITDA as net income or loss before interest, provision for income tax, and depreciation and amortization and adjusted EBITDA as EBITDA excluding the impact of special items. The Company defines adjusted net loss and adjusted diluted loss per share by adjusting the applicable GAAP measure to remove the impact of special items.

Non-GAAP measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Each non-GAAP measure has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The following table shows a reconciliation of operating loss to EBITDA and adjusted EBITDA for the 13 weeks and 39 weeks ended November 2, 2019 and November 3, 2018 and a reconciliation of net loss and diluted loss per share to adjusted net loss and adjusted diluted loss per share for the 13 weeks and 39 weeks ended November 2, 2019 and November 3, 2018:

KIRKLAND’S, INC.
UNAUDITED NON-GAAP MEASURE RECONCILIATION
(In thousands, except per share data)

	13-Week Period Ended		39-Week Period Ended
	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018
Operating loss	$(14,181)	$(3,618)	$(47,831)	$(14,199)
Depreciation and amortization	6,861	7,602	21,156	21,992
(Loss) earnings before interest, taxes, depreciation and amortization (EBITDA)	(7,320)	3,984	(26,675)	7,793
Special Items:
CEO transition costs	—	726	—	2,095
Severance charges	120	100	763	100
Asset impairment (1)	3,392	—	7,251	—
Total special items, pre-tax	3,512	826	8,014	2,195
Adjusted EBITDA	$(3,808)	$4,810	$(18,661)	$9,988

Net loss	$(22,306)	$(2,780)	$(48,347)	$(10,377)
Special Items:
CEO transition costs, net of tax	—	755	—	1,909
Severance charges, net of tax	329	72	1,142	72
Tax valuation allowance (2)	11,336	—	11,336	—
Asset impairment, net of tax (1)	2,548	—	5,526	—
Total special items, net of tax	14,213	827	18,004	1,981
Adjusted net loss	$(8,093)	$(1,953)	$(30,343)	$(8,396)

Diluted loss per share	$(1.61)	$(0.18)	$(3.42)	$(0.66)
Adjusted diluted loss per share	$(0.58)	$(0.13)	$(2.15)	$(0.54)

Diluted weighted average shares outstanding	13,867	15,486	14,116	15,673

(1)
During the 13-week and 39-week periods ended November 2, 2019, the Company recorded an impairment charge of approximately $41,000 for right-of-use asset impairment at one store and $525,000 for right-of-use asset impairment at three stores, respectively. The Company also recorded an impairment charge totaling approximately $3.4 million and $6.7 million for the 13-week and 39-week periods ended November 2, 2019, respectively, for leasehold improvements, fixtures and equipment at 17 stores and 22 stores, respectively, for which the carrying value exceed the fair value of these assets. The total impairment charge, net of tax, for the 13-week and 39-week periods ended November 2, 2019 was $2.5 million and $5.5 million, respectively.

(2)	The Company established a full valuation allowance against deferred tax assets of $11.3 million as of November 2, 2019, as the Company is estimated to have a three year cumulative pretax loss.